Exhibit 10.2

                                    AGREEMENT

                                     between

                                 LOCAL 705, a/w
                     International Brotherhood of Teamsters,
            Chauffeurs, Warehousemen and Helpers of America, AFL-CIO

                                       and

                               MORGAN DISTRIBUTION
                     A Business Unit of Morgan Products Ltd.
                             West Chicago, Illinois

                                    ARTICLE I

     SECTION 1. This Agreement made this 13th day of January, 1996 by and between Morgan Distribution, a Business Unit of Morgan Products Ltd. for its West Chicago, Illinois facility hereinafter called the "Company" and the local 705, International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America, AFL-CIO, hereinafter called the "Union".


                                   ARTICLE II

                                   RECOGNITION

     SECTION 1. The Company hereby recognizes the Union as the sole and exclusive bargaining representative with respect to wages, hours and conditions of employment for all full-time and regular part-time truck drivers employed by the Company at its West Chicago, Illinois facility, but excluding office clerical employees, shop and warehouse employees, professional employees, guards and supervisors as defined in the Act.


                                   ARTICLE III

                              ENTIRETY OF AGREEMENT

     SECTION 1. This Agreement is a full and complete agreement with respect to all matters relative to negotiations. The parties agree that there has been full opportunity to bring up for negotiations any matter pertaining to wages, hours, working conditions, and other benefits.

     SECTION 2. This does not preclude the parties from mutually agreeing to supplement or modify any portion of the Agreement during its term. However, any such supplement or modification which waives or modifies any of the terms of this Agreement must be made and executed in writing between the parties.

     SECTION 3. The waiver of any branch or condition of this Agreement by either party shall not constitute a precedent in the future enforcement of all the terms and conditions herein.


                                   ARTICLE IV

                                MANAGEMENT RIGHTS

     SECTION 1. Subject to the limitations imposed by the contract, the Union recognizes the right of the Company to supervise, manage, and conduct its business, trucking and other distribution center operations, including but not limited to the direction of the working force, hiring, rehiring, assignment, transfer, promotion, laying off, recalling, suspension, discharge and disciplining of employees for just cause; the determination of the number of employees in any department, shift or job classification; the determination of the number and size of departments; the work to be subcontracted provided no employees qualified to perform the work are on layoff or on temporary assignment to a non bargaining unit job or provided the equipment to perform the work is not available; the establishment of working schedules and reasonable levels of productivity and quality; and the promulgation and modification of reasonable work rules and safety rules.

     SECTION 2. The Company construes and the Union recognizes the specific provisions of this Agreement as constituting the only limitations upon the Company's right to manage its business.

     SECTION 3. Nothing in this Agreement shall limit rights granted to the Company, the Union or an employee under state or federal law except where such rights have been specifically restricted or modified herein.


                                    ARTICLE V

                               NON-DISCRIMINATION

     SECTION 1. The Company and the Union agree not to discriminate against any individual with respect to his hiring, compensation, terms or conditions of employment because of such individual's union, race, color, religion, sex, age, or national origin, nor will they limit, segregate or classify employees in any way to deprive any individual employee of employment opportunities because of his race, color, religion, sex, age, or national origin.


                                   ARTICLE VI

                                HEALTH AND SAFETY

     SECTION 1. The Company will continue to comply with its legal obligation to provide for the safety and health of its employees during hours of their employment. It shall be the responsibility of each individual employee to assist in maintaining a safe and healthy environment as well as clean and sanitary conditions for the well-being of themselves and other employees.

     SECTION 2. The Union agrees to cooperate with the Company in promoting and supporting safety, accident prevention and health education for all employees covered by the Agreement, but the responsibility for compliance shall be solely that of the Company.

     SECTION 3.  General Safety Rules:

1. The Company shall equip all trucks and tractors with workable heaters and defrosters and furnish necessary aid for protection form weather.

2. The Company shall not require employees to take out on the streets or highways any vehicle that the Company is aware is not in safe operating condition.

3. Employees shall immediately, or at the end of their shift, report all defects of equipment.

4.   All Company trailers shall be marked for height.

5. All tractors must be equipped as necessary to allow the employee to safely enter and exit the cab, hook and unhook the air hoses.

6. Any driver causing a motor vehicle accident, or damaging Company property or that of others in a chargeable motor vehicle accident may be subject to disciplinary action including discharge.


                                   ARTICLE VII

                                 UNION SECURITY

     SECTION 1. All present employees who are members of the Union on the effective date of this Agreement shall remain members of the Union in good standing as a condition of continued employment. All present employees who are not members of the Union, shall on and after the thirty-first (31st) day following the effective or execution date of this section whichever is the later, become and remain members of the Union in good standing as a condition of employment. An employee hired after the execution of this Agrement shall upon completion of his probationary period, become and remain a member of the Local Union in good standing as a condition of employment.

     SECTION 2. The Company shall not be required to discharge any employee for noncompliance with the foregoing until it receives a written request from the Union specifying the reason for such request, and the Union agrees to indemnify the Company and hold the Company harmless from any liability or claims by reason of compliance with the request of the Union.


                                  ARTICLE VIII

                        AUTHORIZATION FOR CHECK-OFF DUES

     SECTION 1. The Company agrees to deduct from the pay of all employees covered by this Agreement the dues, initiation fees and/or uniform assessments of the Union, and the Company shall deduct such amount following receipt of the statement of certification of the member and remit to the Union. Where laws require written authorization by the employee, the same is to be furnished in the form required. All monies required to be checked off shall become the property of the Union at the time such check-off is required to be made. All sums deducted shall be remitted to the Financial Secretary of the Local Union no later than the 10th day of the calendar month in which such deductions are made.

     SECTION 2. The Company agrees to deduct from the paycheck of all employees covered by this Agreement voluntary contributions to DRIVE. DRIVE shall notify the Company of the amounts designated by each contributing employee that are to be deducted from his/her paycheck on a weekly basis for all weeks worked. The phrase "weeks worked" excludes any week other than a week in which the employee earned a wage. The Company shall transmit to DRIVE National headquarters on a monthly basis, in one check, the total amount deducted along with the name of each employee on whose behalf a deduction is made, the employee's social security number and the amount deducted from that employee's paycheck. The International Brotherhood of Teamsters, shall reimburse the Company annually for the Company's actual cost for the expenses incurred in administering the weekly payroll deduction plan.

     SECTION 3. The Union shall indemnify, defend and save the Company harmless against any and all claims, demands, suits or other form of liability that shall arise out of or by reason of action taken by the Company in reliance upon instructions submitted by the Union to the Company with respect to Section 1 and 2 of this Article.


                                   ARTICLE IX

                              UNION REPRESENTATION

     SECTION 1.  The Company recognizes the right of the Union to appoint one
(1) Shop Steward.

     SECTION 2. If the Union appoints a Shop Steward from the bargaining unit he shall have a full-time truck driver assignment and must comply with all the requirements of that assignment.

     SECTION 3. Stewards have no authority to take strike actions, or any other action interrupting the Company's business, such as work stoppages, slow downs or refusal to handle work. The Company recognizes these limitations upon the authority of stewards and shall not hold the Union liable if the Steward, acting without authorization from the Union, engages in any of the above conduct. The Company in so recognizing such limitations shall have the authority to impose proper discipline, including discharge, in the event the steward has taken unauthorized strike action, slow down or work stoppage in violation of this Agreement.


                                    ARTICLE X

                              NO STRIKE/NO LOCKOUT

     SECTION 1. During the term of this Agreement, the Union agrees that it will not authorize, engage in, sanction, or condone any strike, work stoppage, slowdown, sitdown, sympathy strike, or any other work interruption or interference with or against the Company, directly or indirectly, for any reason, whether in protest of alleged violations of this Agreement or matters or actions not referable thereto and not within the normal bargaining relationship between the parties, whether foreseen or unforeseen at the time of the execution of the Agreement, or for any other purpose whatsoever.

     SECTION 2. The Company agrees that during the term of this Agreement there shall be no lockouts.

     SECTION 3. It shall not be a violation of this Agreement, and it shall not be cause for discharge, disciplinary action or permanent replacement in the event an employee refuses to enter upon any property involved in a lawful primary labor dispute, or refuses to go through or work behind any lawful primary picket line, including the lawful primary picket line of the Union party to this Agreement, but excluding any and all picket lines at the Company's place of business.

     SECTION 4. It shall not be a violation of this Agreement and it shall not be cause for discharge, disciplinary action or permanent replacement if any employee refuses to perform any service which undertakes to perform as an ally of another Company and whose employees are on strike, and which service, but for such strikes, would be performed by the employees of the other Company on strike.

     SECTION 5. The Union agrees that in the event of violation of any of the terms of this Article, the Company may discharge any employee who takes part therein. However, such disciplinary action taken by the Company shall be subject to the grievance and arbitration procedure.

     SECTION 6. If the Union fulfills its obligations pursuant to this Article, such fulfillment shall be construed to mean that the Union shall not be held financially responsible for such unauthorized strike, stoppage, slowdown of work, picketing or work interference.


                                   ARTICLE XI

                               GRIEVANCE PROCEDURE

     SECTION 1. A "grievance" for all the purposes of this Agreement shall be defined as a claim by an employee or the Union that the Company has violated or failed to interpret or correctly apply the provisions of this Agreement.

     SECTION 2. In order to provide an orderly method for handling and disposing of grievances, the following procedure will apply:

     Step 1. The employee will discuss his grievance with his immediate supervisor, within five (5) working days of the date of the event which gave rise to such grievance was known or should have been known. Where a Shop Steward has been appointed, he may be present in this discussion. The employee's supervisor shall give his answer within two (2) working days after the meeting.

     Step 2. If the discussion in Step 1 does not settle the grievance, the grievance shall be reduced to writing and presented to the Distribution Center Manager within two (2) working days after the answer is received from the Supervisor in Step 1. The written grievance will identify the nature of the problem as well as the contract provisions claimed to have been violated. A meeting with the Center Manager, or his designee, with a Local 705 Business Representative, or his designee, will be promptly arranged to discuss the matter. The employee or Show Steward may be present if it is requested by either party. This meeting shall take place within ten (10) working days of the presentation of the written grievance. The Center Manger or his designee will give the Company's written position within five (5) working days of the meeting.

     Step 3.  If the grievance is still not settled, the Union may, within five
(5) working days after receipt of the written answer of the Center Manager and/or his designee, demand in writing to arbitrate the grievance, pursuant to
Article XII.


                                   ARTICLE II

                              ARBITRATION PROCEDURE

     SECTION 1.  Where notice to appeal to arbitration is not given within five
(5) working days of the receipt of the decision of the Center Manager or his designated representative, such decision shall be final and binding on the Union and all employees. Any notice of appeal to arbitration shall be in writing and shall state the nature of the grievance as well as the specific provisions of the Agreement claimed to have been violated.

     SECTION 2. The parties shall promptly attempt to select an impartial arbitrator by mutual agreement within three (3) working days from the date of notice of appeal to arbitration. In the event the Company and the Union cannot agree on an arbitrator, the Federal Mediation and Conciliation Service shall immediately be called upon to submit a panel of seven (7) Chicago area members of the National Academy of Arbitrators, and the Company and the Union shall each have the right to reject one (1) such panel from the Federal Mediation and Conciliation Service. The parties will select an Arbitrator by alternately striking names from the panel, with the Arbitrator remaining being the designated Arbitrator. The first strike will be determined by coin toss.

     SECTION 3. The sole function of the Arbitrator shall be to determine whether the Company or the Union is failing to abide by the provisions of this Agreement, and the Arbitrator shall not have any authority to change, amend, modify, or revise any of the terms of this Agreement.

     Either party shall have the right to have a Court Reporter prepare a stenographic record of any arbitration proceeding at its own expense.

     SECTION 4. The decision and award of the arbitrator shall be in writing and shall be final and binding upon the parties to this Agreement subject to any remedies at law.

     SECTION 5. It is understood that all fees and expenses incurred by the Arbitrator and for Hearing facilities shall be borne equally by the parties.

     SECTION 6. Each party may be represented in the Arbitration by an appropriate representative of its choice. Both parties must assume their own costs incurred. Employees attending arbitration hearings shall do so without pay.

     SECTION 7. Grievances may not be combined or joined in a single Arbitration proceeding without prior written approval of both parties.


                                  ARTICLE XIII

                            DISCIPLINE AND DISCHARGE

     SECTION 1. The Company may discharge or otherwise discipline an employee for just cause.

     SECTION 2. In all cases of discharge, the Company shall promptly notify the employee and the Union in writing of the reason for discharge.

     SECTION 3. In the event that the Union desires to protest the discharge of an employee, such protest shall be filed in writing with the Company within three (3) working days from the date of receipt of notice of discharge. The matter shall be taken up in accordance with the grievance procedure, commencing with Step 2.

     SECTION 4. Work rules and regulations will be posted by the Company. Before any new or changed rule is put into effect, the Union will be notified of the rule and may challenge its reasonableness by filing a grievance at Step 3 of the grievance procedure within one week of receipt thereof. However, this does not preclude the Company from taking appropriate disciplinary steps for actions or circumstances not covered by the work rules and regulations.


                                   ARTICLE XIV

                                  HOURS OF WORK

     SECTION 1. The normal work week shall be five (5) consecutive work days and forty (40) hours per week beginning on Monday and ending on Friday, except for night shifts that begin on Sunday or end on Saturday.

     SECTION 2. The normal workday shall be eight (8) hours per day, exclusive of unpaid lunch periods, and the normal workweek shall be forty (40) hours per week.

     SECTION 3. The parties recognize that the nature of the Company's operations may require the working of overtime. In assigning employees to overtime work, the Company will attempt to notify each employee involved in advance of such overtime assignment. Where it is not possible or practical to give such advance notice, the Company will consider individual requests to be excused from such overtime assignments and such requests will not be unreasonably withheld. However, employees will be required to perform scheduled overtime work as requested except where the overtime is so excessive as to endanger the employee's health. Failure to perform required overtime shall subject employees to discipline and discharge.

     SECTION 4. Time and one-half shall be paid for all hours worked in excess of eight (8) in one day, or forty (40) hours in any workweek.

     SECTION 5. Time and one-half shall be paid for Saturday work and double time shall be paid for work performed on Sunday.

     SECTION 6.  there shall be no pyramiding of overtime pay.

     SECTION 7. Nothing herein shall be construed as a guarantee of hours of work per day or per week, or of days of work per week, for any employee.

     SECTION 8. The regular starting time for each employee covered by this Agreement, will be established by the Company in accordance with customer requirements and other business necessities. However, where business necessities allow, the normal starting time for the day shift as a whole shall fall between the hours of 6:00 a.m. and 9:00 a.m. and for the night shift between the hours of 2:00 p.m. and 12:00 a.m. Once an employee's workweek begins his regular shift hours for that week will not be changed without his consent.

     SECTION 9. An employee who is required to report to work at a starting time prior to the existing starting time of his shift, shall be paid for those hours worked prior to the start of his shift at time and one-half provided he works all his regular shift hours scheduled for him on that day and provided further that he was not prevented form working his regular shift hours by a storm, flood, fire, or other Acts of God.

     Equipment breakdown that prevents an employee from working his scheduled hours shall not preclude such employee from receiving overtime pay under this provision.

     SECTION 10. If an employee reports to work for his scheduled shift and no work is available, he will receive four (4) hours pay at his regular straight time hourly rate plus applicable shift premium for the first four (4) hours of such scheduled work period, unless he was previously instructed not to report.

     If an employee reports for work for his scheduled shift and is sent home after working less than four (4) hours, he will receive four (4) hours pay at his regular straight time hourly rate plus applicable shift premium, for the time lost during the first half of his scheduled work period.

     The provisions of this Section will not be applicable if work was curtailed by a storm, flood, fire, or other Acts of God.


                                   ARTICLE XV

                                    SENIORITY

     SECTION 1. Seniority is the designation used to describe the relative status of employees based on length of service. There are two types of seniority: (a) Distribution Center Seniority which is measured from and employee's last date of hire. It determines an employee's eligibility for vacations and other fringe benefits when total length of service is a factor, and (b) Driver Seniority which is established from the date an employee is transferred or hired on a permanent basis as a truck driver.

     SECTION 2. An employee now or hereafter employed shall be considered a probationary employee until he has actually worked thirty (30) days for the Company. The date given the employee for his seniority standing will be his last date of hire. Probationary employees may be discharged without cause at the sole discretion of the Company without recourse to the grievance and arbitration process specified herein, or otherwise.

     SECTION 3. In all cases of layoff, transfer in lieu of layoff, recall and promotion within the bargaining unit, Driver Seniority will prevail provided the senior employee is qualified to perform the available work. In exercising its judgment on qualifications, the Company shall evaluate demonstrated skills, training, experience, attitude, general work record with the Company, and physical ability to perform the required work.

     SECTION 4.  An employee shall lose his seniority and employment status:

     A.   If he resigns or quits or refuses a position on recall.

     B.   If he is discharged for just cause.

     C. By failure to report to work within three (3) work days following the expiration of an authorized leave of absence.

     D. If he has been on layoff, medical leave, or any other inactive status for more than thirty-six (36) consecutive month period, or his accumulated seniority at the time the inactive status began, whichever is less.

     E. By failure to notify the Company within three (3) working days after receipt of a notice of recall by telegram or certified mail to the employee's last known address of the employee's intent to return to work, and/or failure to report to work as scheduled. In scheduling a returning employee, the Company will allow for up to five (5) working days notice by the recalled employee to its then current Employer. It shall be the responsibility of each employee to have his correct address on file with the Company

     F. If he has been absent from work and failed to report off work for three (3) consecutive workdays or more.

     SECTION 5. Any employee in the bargaining unit may be temporarily transferred by the Company to a job outside of the bargaining unit, because of reduction of work for drivers or because of needs in another area of the Distribution Center. When such a transfer occurs, the person with the least amount of Driver Seniority will be transferred to the Distribution Center unless he is the only employee qualified to perform the work from which he is transferred. Such employee's Driver Seniority shall continue to accumulate during the period of temporary transfer.

     SECTION 6. The Company may temporarily transfer a non-bargaining unit employee to a bargaining unit position because of a need to cover vacation and absences of regular drivers or because of an increase in business of a short-term duration, but such a temporarily transferred employee will not be deemed to be covered under this Agreement while performing the Drivers duties. Any such temporary transfer shall not exceed thirty calendar days. If the parties mutually agree, this thirty day period may be extended. However, if a non-bargaining unit employee remains temporarily transferred to a bargaining unit job beyond the thirty consecutive calendar days and there is no mutual agreement, such employee shall be deemed to be a bargaining unit employee provided the Union gives the Company two working days notice that the employee so assigned has been in the bargaining unit job beyond the thirty consecutive calendar day limit.

     SECTION 7. An employee's rate of pay shall not be affected by a temporary transfer.

     SECTION 8. The Company will recall employees from layoff by seniority in accordance with Section 3 of this Article, and employees must accept available and offered work.

     SECTION 9. The Company shall assign employees to shifts on the basis of their Driver Seniority provided they are qualified and available to perform the work involved, and can be replaced with a qualified employee on the shift from which they are transferring.

     SECTION 10. The Union will be notified of new hires to the bargaining unit and the Company shall maintain a seniority roster which will be updated each time an employee successfully completes his probationary period. The roster will distinguish between Driver seniority and Distribution Center seniority.


                                   ARTICLE XVI

                                      WAGES

     SECTION 1. Rates of pay and pay schedules as set in Wage Schedule "A" attached hereto, shall remain in effect for the life of this Agreement and shall constitute the basis for determination of Wages for time worked.

     SECTION 2. Employees assigned to a regular shift beginning between 3:00 p.m. and 12:00 midnight shall receive an additional twenty-five cents ($.25) per hour over the day rate.

     SECTION 3. In the event an employee is called in to work at a time other than his regularly scheduled shift, the employee will be paid for the time he actually works at the applicable premium rate, but shall be granted a minimum of three (3) hours of straight time pay.

     SECTION 4. Employees hired or re-hired may be paid a starting rate above minimum, commensurate with their previous experience.

     SECTION 5. (a) All employees covered by this Agreement shall be paid in full each week. Not more than five (5) days pay may be held back. Each employee on pay day shall be provided with an itemized statement of gross earnings and all deductions for any purpose.

     (b) Employees shall be paid in full when laid off or discharged. Upon discharge the Company shall pay earned wages due to the employee during the first payroll department working day following the date of discharge. Vacation pay for which the discharged employee is qualified shall be paid no later than the first day following final determination of the discharge.

     (c) Upon quitting, the Company shall pay all money due to the employee on the next regular payday for the week in which the resignation occurs.


                                  ARTICLE XVII

                                    HOLIDAYS

     SECTION 1. The following days shall be holidays for all the purposes of this Agreement: New Year's Day, Good Friday, Memorial Day, July 4th, Labor Day, Thanksgiving Day, day after Thanksgiving, December 24th, Christmas Day and December 31st.

     SECTION 2. An employee who has completed the probationary period and who works the scheduled hours of his last work shift prior to and the scheduled hours of his first work shift subsequent to a holiday, shall receive as holiday pay eight (8) hours pay at his regular straight time hourly rate. An employee shall not be disqualified from receiving holiday pay in accordance with the provisions of this Section where his absence is due to the death of a member of his immediate family or to required service on a jury or because he was required to attend military reserve duty or he provides a valid excuse to the Company

     SECTION 3. If a holiday falls with an employee's scheduled vacation, holiday pay for such day shall be added to the employee's vacation pay.
However, at the time he schedules his vacation, an employee may schedule the day preceding or the day following such scheduled vacation as an additional day off without pay provided such scheduling does not exceed established quotas or displace another employee from a vacation time already awarded.

     SECTION 4. If any holiday falls within the thirty (30) day period following an employee's layoff due to lack of work or because of verified illness or injury and such employee is also recalled or return to work during the same thirty (30) day period but did not receive any holiday pay, then in such case he shall receive an extra day's pay for each holiday, in the week in which he returned to work. Said extra day's pay shall be equivalent to eight
(8) hours at the straight time hourly rate specified in the Agreement. An employee who was laid off because of the lack of work or was ill or injured and is not recalled to or does not return to work within the aforementioned thirty
(30) day period is not entitled to extra pay upon his return. Under no circumstances shall the extra pay referred to herein be construed to be holiday pay, nor shall it be considered as hours worked for weekly overtime.

     SECTION 5.  Holidays that fall on Sunday will be observed on Monday.

     SECTION 6. Holiday pay shall be computed on the basis of the employee's regular straight time hourly rate in effect on the last workday preceding the holiday being observed.

     SECTION 7. The Company shall have the right to assign employees to work on any holiday. If required to work any holiday specified in this Agreement, an employee shall be paid at the rate of two (2) times his regular straight time rate for the hours worked, plus the holiday pay to which he is entitled. If, however, an employee is scheduled to work and does not report for work, he shall receive no holiday pay, unless excused by the Company.


                                  ARTICLE XVIII

                                    VACATION

     SECTION 1. Each employee earns vacation based on time worked during the preceding vacation earning year. An employee who has actually been at work at some time during the current year, shall have vacation entitled in accordance with the following:

          Years of
          Continuous Service                 Vacation
          as of January 1                    Entitlement

          1 year but less                    2 weeks
          than 8 years

          8 years but less                   3 weeks
          than 15 years

          15 years and more                  4 weeks

     SECTION 2. An employee with less than 1 year of service on January 1 of the current year but who has actually been at work at some time during the current vacation period shall be eligible for vacation days as follows:

                                        Number of Paid
          Month of Hire                 Vacation Days

          January                            5
          February                           5
          March/April                        4
          May                                3
          June                               3
          July                               3
          August                             2
          September                          2
          October                            1
          November                           1
          December                           0

Vacation entitlement days under this schedule are not earned nor can they be taken until after January 1 of the calendar year following an employee's date of hire.

     SECTION 3. Casual absences and leaves of absence including layoff of less than 30 calendar days will not affect vacation earning. Where a leave of absence or layoff is 30 calendar days or more, the amount of vacation earned to be taken in the current vacation year will be prorated based on the number of weeks worked in the vacation earning year, except that an employee who worked 1,250 hours in the vacation earning year shall be eligible for his full vacation entitlement.

     SECTION 4. Upon separation from active employment an employee is eligible for payment of vacation earned in the preceding year but not yet taken in the current year, provided such employee has actually worked at some time during the current vacation year.

     SECTION 5. All employees will be asked about their vacation preference during the last two full weeks in February. Preferences in selecting vacation dates will be given to employees with greater Driver Seniority, except when such a request is received by the supervisor after March 1 of the vacation year which cannot be granted without withdrawing approval already given to an employee with less seniority.

     Vacation pay in lieu of vacation may be granted at the discretion of the Company in unusual circumstances. The Company reserves the right to grant vacations to all eligible employees at one time.

     SECTION 6. Employees who are laid off due to lack of work will be paid unused vacation, if any, for which they qualified prior to date laid off.

     SECTION 7. Employees who are discharged or quit will be paid for unused vacation, if any, for which they qualified prior to their termination.

     SECTION 8. the rate of vacation pay for each employee shall be his straight time hourly rate of pay in effect during the week prior to the start of his vacation. An employee shall receive his vacation pay prior to the start of his vacation, provided he scheduled his vacation in advance.


                                   ARTICLE XIX

                                HEALTH & WELFARE

     SECTION 1. All bargaining unit employees are covered by the Local 705 International Brotherhood of Teamsters Health and Welfare Fund Plan.

     SECTION 2. Commencing with April 1, 1996, the Company will pay the sum of one hundred ($124.00) per week for each regular bargaining unit employee to Local 705 International Brotherhood of Teamsters Health and Welfare Fund.

     SECTION 3. Commencing with January 6, 1997, the Company will pay the sum of one hundred and six dollars ($136.00) per week for each regular bargaining unit employee to Local 705 International Brotherhood of Teamsters Health and Welfare Fund.

     SECTION 4. Commencing with January 5, 1998, the Company will pay the sum of one hundred and fifty one dollars ($151.00) per week (or the rate in effect for the Level 2 plan at that time if it is a lessor amount) for each regular bargaining unit employee to Local 705 International Brotherhood of Teamsters Health and Welfare Fund.


                                   ARTICLE XX

                                   RETIREMENT

     SECTION 1. All active bargaining unit employees are eligible to participate in the Morgan Products Ltd. Profit Sharing and Savings Retirement Plan. Such participation shall be in accordance with the terms of that plan.


                                   ARTICLE XXI

                                LEAVES OF ABSENCE

     SECTION 1. A leave of absence may be granted at the discretion of the Company to an employee without pay for periods up to forty-five (45) days and extended for good cause shown. Approval for either the initial request for a leave or an extension shall not be unreasonably withheld.

     SECTION 2. The following general rules shall apply to all of the above leaves of absence:

     A. Application shall be made in writing for all leaves of absence, provided, however, that the Company may waive or defer the written application when conditions warrant.

     B. Evidence satisfactory to the Company shall be promptly furnished to the Company at the time application is made for leave of absence or any extension thereof in order to substantiate such application.

     C. Any employee who wishes to return to work prior to the authorized expiration date of a leave of absence must notify the Company at least five (5) days prior to returning to work unless the five (5) day requirement is waived by the Company. Failure to report to work at the time stated in such notice will be considered as such employee's voluntarily quitting their employment.

     D. Any employee who misrepresents any fact or submits false evidence in connection with a leave of absence, or engages in unauthorized employment during an authorized leave, shall be subject to disciplinary action, including discharge.

     E. The Company shall have the right to require any employee to submit to a physical examination by a Doctor of its choice whenever there is reasonable cause to believe that such employee may be physically incapable of satisfactorily performing his regularly assigned or last assigned duties. In such a case, the Company shall not be required to permit such employee to perform his assigned duties until satisfactory medical evidence of his physical ability to satisfactorily perform such duties has been presented to the Company. Any physical examination shall be promptly complied with by all employees, provided, however, the Employer shall pay for all such physical examinations.

     SECTION 3. All medical leaves require a timely physicians certification verifying that the employee is unable to perform the regular duties of his job.

     SECTION 4. In order to eliminate the safety risks which result from alcohol or drugs, the parties have agreed to Uniform Testing Procedures which shall be applicable to all employees who have completed their probationary period, and which is set out in a separate pamphlet and incorporated herein by reference.


                                  ARTICLE XXII

                                    JURY PAY

     SECTION 1. When an employee eligible for jury service is called and reports for such service, he will be reimbursed by the Company for the difference between the amount paid by the government for such service and the time lost from the job up to a maximum of eight (8) hours pay per day at his regular straight time hourly rate for up to fifteen (15) work days.

     SECTION 2. The day of jury service for which an employee receives reimbursement must be a regular workday which the employee would have otherwise been regularly assigned work by the Company.

     SECTION 3. Should an employee be eligible for a paid holiday which falls on a day he is required to be on jury duty, he shall receive holiday pay, but no other pay from the Company for that day.


                                  ARTICLE XXIII

                                   FUNERAL PAY

     SECTION 1. An employee shall be paid up to three (3) days for compensable time lost on regular work days, on the basis of eight (8) hours per day at straight time, on account of death in the immediate family, provided such employee attend the funeral.

     SECTION 2. For the purposes of this Article, "immediate family" shall be defined to include the employee's spouse, child, parent, brother, sister, mother-in-law or father-in-law.

     SECTION 3. One day off with pay will be granted to attend the funeral of an employee's or their spouse's grandparent.


                                  ARTICLE XXIV

                                  SEPARABILITY

     SECTION 1. Should this Agreement or any part thereof be rendered or declared invalid by reason of any existing or subsequently enacted legislation or by decree of a court or governmental agency of competent jurisdiction, such invalidation of such part or portion of this Agreement shall not invalidate the remaining portions thereof but they shall remain full force and effect.

     SECTION 2. In the event that any Article or Section of this Agreement is held invalid as above set forth, the parties shall upon the request of either party enter into negotiations for the purpose of arriving at a mutual satisfactory replacement for such Article or Section during the period of invalidity. If the parties do not agree on a mutual satisfactory replacement within sixty (60) days after such talks commenced, the issue may be submitted to "final offer selection" arbitration.

     In rendering an award under this Section, the arbitrator shall be limited to selecting in total the position submitted by either the Company or the Union with respect to such dispute, and is specifically restricted from fashioning an award in any other manner.

     Nothing herein shall restrict either party from seeking legal recourse in support of its demands provided such actions are not in violation of any of the provisions of this Agreement


                                   ARTICLE XXV

                                    DURATION

     This Agreement shall remain in full force and effect from January 13, 1996 until midnight on January 15, 1999 and year to year thereafter unless sixty (60) calendar days' notice shall be given in writing by certified mail by either party to the other party prior to midnight on January 15, 1999 or any annual renewal date thereafter, of its desire to amend, modify or terminate this Agreement.

                                  SCHEDULE "A"

1. The maximum wage rate for existing employees during the first year of the contract shall remain unchanged.

2. Those employed who are being paid at the maximum wage rate shall have their straight time wage rate adjusted in subsequent contract years to the following level:

          January 13, 1997    - $14.75 per hour
          January 12, 1998    - $15.00 per hour

3. The wage scale for new hires and for employees permanently transferred to the bargaining unit from non-bargaining unit jobs shall be as follows:

          Time Worked              "C" Drivers    "D" Drivers

     First six months              $9.00 per hr.  $10.25 per hr.

     From six months to
          twelve months            $9.50 per hr.  $11.00 per hr.

     From twelve months to
          eighteen months          $10.50 per hr. $12.00 per hr.

     From eighteen months to
          twenty-four months       $11.00 per hr. $12.25 per hr.

     Twenty-four months to
          thirty months            $11.50 per hr. $12.75 per hr.

     From thirty months to
          thirty-six months        $11.75 per hr. $13.00 per hr.

     Thirty-six months
          or more                  maximum rate   maximum rate

4. It is recognized that the Company can hire employees or pay employees permanently transferred from non-bargaining unit jobs at rates commensurate with their experience provided such rate is in accordance with one of the steps in three above, and provided further that no such employee shall be paid more than any bargaining unit employee on the payroll at the signing of this Agreement

IN WITNESS WHEREOF, and as ratified by members of the bargaining unit on the 24th day of May 1996, the parties hereto have executed this Agreement on the 24th day of May, 1996 effective as of January 13, 1996.

SIGNED FOR THE UNION:                   SIGNED FOR THE EMPLOYER:
TRUCK DRIVERS, OIL DRIVERS,
FILLING STATION AND PLATFORM
WORKERS' UNION, LOCAL No. 705,          MORGAN DISTRIBUTION
an affiliate of the International       1700 Downs Drive
Brotherhood of Teamsters,               West Chicago, IL  60185
Chauffeurs, Warehousemen and
Helpers of America.                     708/293-0510


                                        By:



      /s/ Gerald Zero                   /s/ Dennis C. Hood
        President                       Dennis C. Hood
                                        Sr. Vice President of
                                        Human Resources
   /s/ John B. McCormick
    Secretary/Treasurer


  /s/ John E. Biggerstaff
  Employee Representative